EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made this 27th day of January, 2010 (the “Effective Date”), by and between (i) Stanford International Bank, Ltd., an entity organized under the laws of Antigua (“Seller”), and (ii) DGSE Companies, Inc., a Nevada corporation (the “Company”), and/or any Company assignees pursuant to Section 9 of this Agreement, (collectively, “Buyers” and each, individually, a “Buyer”) (Seller and Buyers being sometimes hereinafter referred to, collectively, as the “Parties,” and each, individually, as a “Party”).

WITNESSETH:

WHEREAS, Seller owns certain of the Company’s equity securities (the “Securities”), which are set forth on Schedule 1 hereto, inclusive of the shares of Company common stock, $0.01 par value per share (“Common Stock”), to be obtained pursuant to the Conversion Agreement (as defined below);

WHEREAS, according to the books and records of Seller, as of the date hereof, Superior Galleries, Inc. (“Superior”), a subsidiary of the Company, has drawn down $10,550,000 (the “Outstanding Debt”) under that certain Amended and Restated Commercial Loan and Security Agreement, by and between Superior and Seller, dated as of May 30, 2007 (the “Credit Agreement”);

WHEREAS, the Company and Seller desire to convert the Outstanding Debt into 1,000 shares of Common Stock pursuant to the terms of the Conversion Agreement;

WHEREAS, the Court (as defined below) entered an order on February 17, 2009, appointing Ralph S. Janvey as Receiver (the “Receiver”) for the assets of Seller, Stanford Group Company, Stanford Capital Management, LLC, R. Allen Stanford, James M. Davis and Laura Pendergest-Holt and the entities they own or control (the “Receivership Estate”); and

WHEREAS, Seller desires to sell and convey to Buyers, and Buyers desire to accept and purchase from Seller, for the Purchase Price (as defined below), all of Seller’s right, title and interest in the Securities, including the Common Stock converted pursuant to the terms of the Conversion Agreement, upon the terms and conditions hereinafter set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, Seller and Buyers hereby agree as follows:

1.	DEFINED TERMS: Capitalized terms and expressions used in this Agreement shall have the meanings set forth in the Recitals above or as follows:

A.
Affiliates:  means with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” (including the correlative terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of a voting equity interest, by contract or otherwise.

B.	Antiguan Petition: means the Antiguan receivers-liquidators April 20, 2009 petition for recognition under Chapter 15 of the U.S. Bankruptcy Code with respect to the Seller.

C.	Bill of Sale: means an instrument transferring the Securities from Seller to Buyers in the form attached hereto as Exhibit A.

D.
Buyers’ Release: means an agreement wherein each Buyer and the Company, and each of their respective affiliates, releases Seller and the Receiver from any and all claims, actions, causes of action, suits, debts, liens, demands, contracts, liabilities, agreements, costs, expenses, or losses of any type known to Buyer, fixed or contingent, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.

E.	Closing: means the closing of the transactions set forth in this Agreement, including the performance by Seller and Buyers of their respective obligations set forth herein.

F.	Closing Date: means the date five (5) business days following entry of the Sale Order.

G.	Conversion Agreement: means an agreement between the Company and Seller, dated the date hereof, that converts the Outstanding Debt to 1,000 shares of the Company’s Common Stock.

H.	Court: means the United States District Court for the Northern District of Texas, Dallas Division, which is the court with exclusive jurisdiction in Case No. 3-09CV0298-L (the “Litigation”).

I.	Liens: means any ownership claims, liens, charges, pledges or other encumbrances whatsoever, known or unknown, recognized under the laws of the United States.

J.
Person: means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

K.	Purchase Price: means Three Million, Six Hundred Thousand and No/100 Dollars ($3,600,000.00).

L.
Sale Order:  means an order in form and substance acceptable to Buyers that, among other things, confirms (i) the sale of the Securities by Seller to Buyers for the Purchase Price and upon the terms and conditions set forth in this Agreement (the “Sale”), (ii) that all creditors, parties who have appeared in the Litigation, and parties in interest received adequate notice and an opportunity to be heard regarding the terms of the Sale, and (iii) that the Securities are conveyed to Buyers free and clear of any Liens.

2.	SALE AND CONVEYANCE OF SECURITIES:

A.
Subject to the terms and conditions of this Agreement, and for the Purchase Price contemplated herein, Seller hereby agrees to sell and convey the Securities to Buyers, and Buyers, jointly and severally, hereby agree to purchase and accept the Securities from Seller.

B.
In addition to the Securities, each Party hereby agrees to deliver at Closing all documents required by this Agreement and perform any other acts as may be reasonably required by the other Party to successfully effect the transactions contemplated in this Agreement.

3.
BUYERS’ CONDITIONS TO CLOSING:  In addition to all other conditions set forth herein, the obligation of Buyers to consummate the transactions contemplated hereunder is subject to the following conditions (each, a “Buyers’ Closing Condition”), all of which may be waived by each Buyer in its sole discretion.  In the event any Buyers’ Closing Condition remains unfulfilled at Closing, Buyers may terminate this Agreement or waive such condition and proceed with Closing as provided for in this Agreement:

A.	The representations and warranties of Seller set forth herein are true and correct as of the date hereof and as of the Closing Date.

B.
The Court shall have entered the Sale Order, and no stay of such order shall be in effect. In connection therewith, Seller hereby covenants and agrees that as soon as reasonably possible after the execution of this Agreement by each Buyer, Seller shall file and serve a motion and supporting papers to seek approval of the Court of this Agreement and for entry of the Sale Order.  Buyers will have the opportunity to review and approve the motion for approval of the Sale Order before it is filed and served.  Seller shall use all reasonable efforts to obtain such entry as soon as reasonably possible.

C.
Seller shall have delivered to Buyers evidence of (i) all governmental, court, regulatory and third party approvals, consents and/or waivers as may be required under the laws of the United States to consummate the transactions contemplated hereby and (ii) compliance with all regulatory, court and governmental requirements, including proof acceptable to the Buyers that, upon transfer to the Buyers, the Buyers will receive, subject to Section 6(d) valid title to the Securities, free and clear of all Liens.  In connection therewith, Seller hereby covenants and agrees that as soon as reasonably possible after the execution of this Agreement by each Buyer, Seller shall seek such approvals, consents and/or waivers, and use all reasonable efforts to obtain such approvals, consents and/or waivers as soon as reasonably possible.

D.	Seller shall have delivered the Bill of Sale, fully executed by Seller.

E.	The Company and Seller shall have entered into the Conversion Agreement.

F.	Seller shall have cancelled all agreements entered into between Seller and Superior, including, but not limited to, the Credit Agreement.

G.	Seller shall have delivered all third party approvals, consents and/or waivers as may be required under the contracts of Seller.

H.	Seller shall have delivered to Buyer the original stock certificates and original warrants representing all the Securities set forth in Schedule 1 hereto.

I.
Seller shall have delivered evidence reasonably satisfactory to Buyers that either the Antiguan Petition has been dismissed or the Court has issued an order in respect of the Antiguan Petition and such order (i) (A) does not recognize the Antiguan receivers-liquidators as “foreign representatives” under Chapter 15 of the United States Bankruptcy Code or (B) contains a finding or holding that the proceeding pending in Antigua pursuant to which the Antiguan receivers-liquidators were appointed does not constitute a “foreign main proceeding” within the meaning of Chapter 15 of the United States Bankruptcy Code or (ii) does not prohibit the transfer of Seller’s assets.

4.
SELLER’S CONDITIONS TO CLOSING:  In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder is subject to the following conditions (each, a “Seller Closing Condition”), all of which may be waived by Seller in its sole discretion.  In the event any Seller Closing Condition remains unfulfilled at Closing, Seller may terminate this Agreement or waive such condition and proceed with Closing as provided for in this Agreement:

A.	The representations and warranties of each Buyer set forth herein are true and correct as of the date hereof and as of the Closing Date.

B.
Each Buyer shall have delivered to Seller evidence reasonably satisfactory to Seller of all consents and authorizations necessary to authorize such Buyer to consummate the transactions contemplated by this Agreement.

C.	The Court shall have entered the Sale Order, and no stay of such order shall be in effect.

D.	The Company and Seller shall have entered into the Conversion Agreement.

E.	Buyers shall have delivered the Bill of Sale, fully executed by each Buyer.

5.	CLOSING:

A.	The Closing shall be held at the offices of Baker Botts L.L.P., 910 Louisiana St., Houston, Texas 77002, on or before the Closing Date.

B.	At Closing, Buyers and Seller shall perform the obligations set forth in, respectively, subparagraphs (i) and (ii) below, the performance of which obligations shall be concurrent conditions:

(i)	Buyers shall deliver, or cause to be delivered, to Seller:

(a)	the Bill of Sale, fully executed by each Buyer;

(b)	the Conversion Agreement, fully executed by the Company;

(c)	the Purchase Price in the form of immediately available funds by wire transfer to an account or accounts specified by the Receiver;

(d)	the Buyers’ Release, fully executed by each Buyer; and

(e)	any other documents reasonably requested by Seller to evidence each Buyer’s authority to enter into and comply with all of the terms and conditions contained in this Agreement.

(ii)	Seller shall deliver, or cause to be delivered, to Buyers:

(a)	the Bill of Sale, fully executed by Seller;

(b)	the Conversion Agreement, fully executed by Seller;

(c)
a copy of the entered Sale Order, and any other documents reasonably requested by Buyers to evidence Seller’s authority under the laws of the United States to enter into and comply with all of the terms and conditions contained in this Agreement; and

(d)	the original stock certificates and the original warrants representing all the Securities set forth in Schedule 1 hereto.

C.
Each Party shall bear its own expenses with respect to the performance of its obligations under this Agreement and providing all of the documents required under this Agreement in connection with Closing.

D.
In the event the Parties hereto are unable to obtain the approval of the Court or are otherwise unable to legally consummate the transactions contemplated under this Agreement by March 29, 2010 (the “Termination Date”), then the obligations of the Parties to each other pursuant to this Agreement shall terminate, unless such time period is extended by mutual agreement of the parties.  Furthermore, the Termination Date may be extended at any time by written agreement of the parties.

6.	SELLER’S REPRESENTATIONS: Seller makes the following representations and warranties, which shall be true as of the Effective Date and at Closing and which shall survive Closing:

A.
Authorization of Agreement and Enforceability:  Subject to Court approval, this Agreement is a valid and legally binding obligation of Seller under the laws of the United States and enforceable against it in accordance with its terms and, subject to entry of the Sale Order, each document and instrument of transfer contemplated by this Agreement, when executed and delivered by Seller in accordance with the provisions hereof, shall be valid and legally binding upon Seller under the laws of the United States and enforceable against Seller in accordance with its terms.

B.
Ownership of Securities: Seller is the sole and exclusive registered and beneficial owner of the Securities and, subject to Section 6(d), Seller has good, valid and marketable title thereto, free and clear of any Liens.  Upon delivery of the Purchase Price, as provided for in this Agreement, Buyers will receive, subject to Section 6(d), good, valid and marketable title to the Securities, free and clear of any Liens.  The Securities constitute all of Seller’s interests in the Company and, on the Closing Date, Seller shall cease to have any interest in the Company, whether direct or indirect, actual or contingent.

C.
No Conflicts; Consents and Approvals:  Seller has not granted to any Person any rights in the Securities that will survive the Closing or any rights to acquire all or any part of the Securities that remain in effect, and there is no outstanding agreement by Seller to sell all or any part of the Securities to any other Person. No consent, approval, waiver, authorization or other order of or filing with any person is required under the laws of the United States on the part of Seller in connection with Seller’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for approval of the Court, which will be delivered to Buyers in the form of a copy of the entered Sale Order prior to Closing.

D.
Litigation:  Seller has not received any written notice of any pending or threatened litigation, proceeding or investigation by any Person against it with respect to or against the Securities, except for those matters within the jurisdiction of the Court and consolidated under the Litigation.

E.
Knowledge of Receiver:  To the extent that the Receiver or the Receivership Estate is deemed to have made any of the representations of the Seller in this Agreement, any such representations shall be made subject to the Receiver’s knowledge.  All such representations shall be binding on the Receiver and the Receivership Estate, and the Receiver and the Receivership Estate are prevented and estopped from taking a position contrary to any such representations in the Litigation or any other legal or administrative proceeding.

F.
Access to Information:  Seller has had access to all reports required to be filed by the Company (the "SEC Reports") under the 1934 Act as well as other material information concerning the Company which is known to the Buyers.  The Seller represents that it has had the opportunity to ask questions of, and receive answers from, the Company and the Buyers regarding the foregoing documents and information, and otherwise as to the business of the Company.  Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its sale of the Securities.

7.	BUYERS’ REPRESENTATIONS: Each Buyer makes the following representations and warranties, severally, which shall be true as of the Effective Date and at Closing and which shall survive Closing:

A.	Authority: Buyer has the legal authority to enter into and to consummate the transactions contemplated by this Agreement.

B.
Authorization of Agreement:  The execution, delivery and performance of this Agreement have been duly and validly authorized within each Buyer’s organization.  This Agreement is a valid and legally binding obligation of Buyer enforceable against it in accordance with its terms and each document and instrument of transfer contemplated by this Agreement, when executed and delivered by Buyer in accordance with the provisions hereof, shall be valid and legally binding upon Buyer in accordance with its terms.

C.
Consents and Approvals: No consent, approval, waiver, authorization or other order of or filing with any person is required on the part of Buyer in connection with Buyer’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for approval of the Court.

D.
Purchase for Investment: Buyer is acquiring the Securities for its own account, for investment purposes and not with a view to any distribution or resale thereof, except in compliance with the Securities Act of 1933, as amended, and applicable state securities laws.

8.
REMEDIES:  In the event of a default by any Buyer hereunder, which default remains uncured for a period of ten (10) business days after written notice thereof is received by such Buyer, Seller shall be entitled to all remedies available to Seller at law or in equity, including without limitation, the right to maintain an action for monetary damages or for specific performance of the terms of this Agreement; provided, however, that Seller may not seek monetary damages in excess of the aggregate Purchase Price.  In the event of a default by Seller hereunder, which default remains uncured for a period of ten (10) business days after written notice thereof is received by Seller, Buyers shall be entitled to all remedies available to Buyers at law or in equity, including without limitation, the right to maintain an action for equitable relief, monetary damages or for specific performance of the terms of this Agreement; provided, however, that Buyers may not seek monetary damages in excess of the aggregate Purchase Price.

9.
ASSIGNMENT:  The Company shall have the right to assign its rights and obligations, in whole or in part, under this Agreement.  Any such assignment shall be performed, and Seller shall be notified in writing, no later than three business days before the Closing Date.  To the extent the Company assigns all or a portion of its rights under this Agreement, the Company shall be jointly and severally liable for the Company’s and any assignees' obligations hereunder, and any assignee shall be liable only for the obligations corresponding to the portion of the rights assigned by the Company to that assignee.  The Seller shall not assign any interest in this Agreement to any other party without the prior written consent of the Company.

10.
BROKERS:  Except as set forth on Schedule 2, each Party represents to the other Party that (i) there are no finders’ fees or brokers’ fees that have been or will be incurred in connection with this Agreement or the transfer of the Securities, and (ii) such Party has not authorized any broker or finder to act on such Party’s behalf in connection with the sale and purchase hereunder.

11.
FURTHER ASSURANCES:  Each Party shall from time to time, before and after Closing, at the other Party’s request, execute and deliver such further instruments of conveyance, assignment and transfer and shall take such further action as either Party may reasonably require for the conveyance and transfer of the Securities and to consummate the transactions contemplated by this Agreement.

12.
PUBLICITY: Neither Party shall make any public statement, press release or other announcement concerning the matters covered by this Agreement without the approval of the other Party hereto and the Court, as deemed necessary by Seller; provided that Buyers may make such press releases or other public statements it believes are required under applicable securities laws and regulations and the rules of any stock exchange or market on which its securities are traded provided that Buyers provide Seller with an opportunity to review and comment on such press releases or other public statements in advance.

13.
NOTICES:  All notices and other communications from one Party to the other pertaining to this Agreement shall be given in written form and shall be served either (i) by personal delivery, or (ii) by depositing the same with the United States Postal Service addressed to the Party to be notified, postage prepaid and in registered or certified form, with return receipt requested, or (iii) by deposit with FedEx or other recognized courier for overnight delivery, or (iv) by email or facsimile, and in any event addressed as set forth below.  Notice given as aforesaid shall be deemed delivered on the date actually received at the address to which such notice was sent, or if delivery is refused or not accepted, such notice shall be deemed delivered on the date of such refusal or failure to accept delivery.  For purposes of notice, the addresses of the Parties shall be as follows:

If to Seller or the Receiver:

Ralph S. Janvey
Receiver for the Stanford Financial Group
2100 Ross Avenue, Suite 2600
Dallas, TX 75201
Email: info@stanfordfinancialreceivership.com
Phone: 214-397-1912
Fax: 214-220-0230

With copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, TX 75201
Attn: Craig N. Adams
Email:  Craig.Adams@BakerBotts.com
Phone:  214-953-6819
Fax:  214-661-4819

If to Buyers:

DGSE Companies, Inc.
519 Interstate 30, PMB 243
Rockwall, TX 75087
Attn:  Dr. L.S. Smith
Email: lssmith1@airmail.net
Phone:  972-772-3091
Fax:  972-772-3093

With copy to:

Sheppard Mullin Richter & Hampton LLP
333 South Hope Street, 48th Floor
Los Angeles, CA 90071
Attn: Gregory P. Barbee
Email:  GBarbee@sheppardmullin.com
Phone:  213-620-1780
Fax:  213-620-1398

Either Party may change its address to another location in the continental United States upon five (5) days’ prior written notice thereof to the other party; provided, however, a notice of change of address shall not become effective unless actual receipt thereof by the Party to be notified.

14.	EXCLUSIVE DEALING:

A.
For a period commencing on the date hereof and ending upon the sooner of either (i) the completion of all the transactions contemplated by this Agreement or (ii) the Termination Date, Seller agrees that it will not, and it will cause it and its affiliates and their respective directors, officers, affiliates, employees and other agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, a “Representative”) not to, unless otherwise ordered by the Court, (i) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a liquidation, or similar transaction involving, or any purchase of all or any substantial portion of, the Securities (any such proposal or offer being hereinafter referred to as a “Proposal”), (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Proposal, (iii) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal, or (iv) enter into or consummate any agreement or understanding with any person relating to a Proposal.

B.
Seller has terminated, and its affiliates and its and their respective Representatives have also ceased and terminated, any existing activities, including discussions or negotiations with any parties conducted heretofore with respect to any Proposal.

C.
Seller shall notify Buyers immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, Seller, its affiliates or any of their respective Representatives.

D.
Seller represents and warrants that Buyers will not incur any liability by virtue of the execution of this Agreement or the completion of the transactions contemplated by this Agreement to any third party with whom Seller or its affiliates have had discussions concerning a sale of the Securities.

15.	MISCELLANEOUS:

A.
This Agreement shall be construed in accordance with the laws of the State of Texas notwithstanding any contrary “choice of laws” provisions of that or any other State. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in the Court.

B.
This Agreement may be executed in multiple counterparts, including emailed or faxed counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

C.
If the final day of any period of time set out in any provision of this Agreement falls upon a Saturday or Sunday or a legal holiday under the laws of the State of Texas, then, and in such event, the time of such period shall be extended to the next business day that is not a Saturday, Sunday or legal holiday.  The term “business day” shall mean a day that is not a Saturday, Sunday or national bank holiday in Houston, Texas.

D.	Time is of the essence in the performance of this Agreement.

E.
Subject to any limitations on an assignment by Buyers or Seller set forth in this Agreement, this Agreement shall bind and benefit the Parties and their respective representatives, successors and assigns.

F.	This Agreement may not be amended except in writing, executed by the Party against whom enforcement of any waiver, change, or discharge is sought.

G.
This Agreement and its Schedules and Exhibits contain all of the representations by each Party to the other and expresses the entire understanding between the Parties with respect to the transactions contemplated in this Agreement. All prior communications concerning the sale of the Securities are replaced by this Agreement.

[End of text.]

IN WITNESS WHEREOF, the signatories hereto have executed this Agreement as of the Effective Date.

BUYERS:

DGSE COMPANIES, INC.

By:	Dr. L.S. Smith
Title:	Chief Executive Officer

SELLER:

STANFORD INTERNATIONAL BANK, LTD., an entity organized under the laws of Antigua

By:
	Name:	Ralph S. Janvey
	Title:	Receiver

Schedule 1

SECURITIES

Common Stock:

1.	3,376,361 shares of common stock; $0.01 par value (“Common Stock”)
2.
1,000 shares of Common Stock (to be converted from the $10,550,000 of debt outstanding under that certain Amended and Restated Commercial Loan and Security Agreement, by and between Superior Galleries, Inc. and Stanford International Bank, Ltd., dated as of May 30, 2007).

Warrants:

1.	Warrants to purchase 422,814 shares of Common Stock at an exercise price of $1.89 per share

Schedule 2

Brokers

1.	Seller - Park Hill Group LLC

2.	Buyers - None